UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2007

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	001-14783	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Hillside Avenue
New Hyde Park, NY 11040-2512
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 437-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

As previously disclosed, on March 27, 2007, the Board of Directors of State Bancorp, Inc. (the "Company") approved a Voluntary Exit Window Program for all employees of the registrant and its subsidiaries with twenty (20) years or more of service, projected to December 31, 2007.  Twenty-two employees of the Company and its subsidiaries were eligible to participate in this program, including:  Thomas F. Goldrick, Jr., Chairman of the Company and State Bank of Long Island (the "Bank"); Daniel T. Rowe, Vice Chairman and Chief Administrative Officer of the Company and Vice Chairman of the Bank; and Richard W. Merzbacher, Vice Chairman of the Company and Vice Chairman and Chief Administrative Officer of the Bank.  Eligible employees were required to decide whether or not to participate in the Voluntary Exit Window Program by May 31, 2007.

In connection with the Voluntary Exit Window Program, on May 31, 2007, the Company entered into employment termination and release agreements with eighteen of the twenty-two employees eligible to participate in such program, including Messrs. Goldrick, Rowe and Merzbacher.  Pursuant to such agreements, each employee participating in the Voluntary Exit Window Program will receive a lump sum cash incentive payment of up to 105% of annual base salary, access to continued group health benefits for a limited period following termination, and outplacement counseling.  The agreement also requires that all participants will not, at any time during the one-year period beginning on June 29, 2007, knowingly solicit or assist any other person in soliciting any employee of the Company for employment or knowingly solicit or assist any persons in soliciting business in competition with the Company from any customer with whom they had contact during their final two years of employment with the Company.  The resignation of all employees electing to participate in the Voluntary Exit Window Program will be effective on June 29, 2007.  Messrs. Goldrick, Rowe and Merzbacher will each remain members of the Company’s Board of Directors.

A copy of a press release issued by the Company on June 5, 2007 regarding the foregoing is filed as Exhibit 99.1 to this report.

Item 2.05                     Costs Associated with Exit or Disposal Activities

On May 31, 2007, eighteen employees had elected to participate in the Voluntary Exit Window Program discussed in Item 1.01 above.  The Board of Directors approved the Voluntary Exit Window Program in order to increase operating efficiency by reducing overhead costs as part of an ongoing program to improve profitability.  The Company expects to incur a one-time cost of $2.9 million during the second quarter of 2007 related to the termination benefits for the eighteen employees who elected to participate in the Voluntary Exit Window Program.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As disclosed in Item 1.01 above, effective June 29, 2007, each of Thomas F. Goldrick, Chairman of the Company and the Bank, Daniel T. Rowe, Vice Chairman and Chief Administrative Officer of the Company and Vice Chairman of the Bank and Richard W. Merzbacher, Vice Chairman of the Company and Vice Chairman and Chief Administrative Officer of the Bank, will resign pursuant to the terms of the Voluntary Exit Window Program.

Item 8.01                     Other Events

On June 5, 2007, the Company announced the appointment of Patricia Shaubeck, Esq. as General Counsel, effective July 2, 2007.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press release issued by the Company on June 5, 2007 regarding Voluntary Exit Window Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2007	State Bancorp, Inc.

	By:	/s/ Brian K. Finneran
Brian K. Finneran Chief Financial Officer